Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Altera Corporation	Delaware, U.S.
Arizona Fab LLC	Delaware, U.S.
Habana Labs Ltd.	Israel
Intel Americas, Inc.	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Benelux B.V.	Netherlands
Intel Capital Corporation	Delaware, U.S.
Intel China Finance Holding (HK) Limited	Hong Kong
Intel China Ltd.	China
Intel Corporation (UK) Limited	United Kingdom
Intel Electronics Ltd.	Israel
Intel Finance B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel Hong Kong Holding Limited	Hong Kong
Intel International, Inc.	California, U.S.
Intel Ireland Holdings (U.S.) LLC	Delaware, U.S.
Intel Ireland Holdings B.V.	Netherlands
Intel Ireland Limited	Cayman Islands
Intel Overseas Funding Corporation	Delaware, U.S.
Intel Products (Chengdu) Ltd.	China
Intel Products (M) Sdn. Bhd.	Malaysia
Intel Products Vietnam Co., Ltd.	Vietnam
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Technologies, Inc.	Delaware, U.S.
Intel Technology (US), LP	California, U.S.
Intel Technology India Private Limited	India
Intel Technology Sdn. Berhad	Malaysia
Manufactura Ensamble y Pruebas Emp Intel de Costa Rica Sociedad de Responsabilidad Limitada	Costa Rica
Mobileye Global Inc.	Delaware, U.S.

1    As of December 30, 2023. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 30, 2023..